To:    Golar Partners Operating LLC
c/o 13th Floor
One America Square
17 Crosswall
London EC3N 2LB
16 January 2018
Dear Sirs,
Fourth Supplemental Letter re: $800,000,000 senior secured amortising term loan and revolving credit facility

1.
We refer to an agreement dated 27 April 2016, as supplemented and amended by a supplemental letter dated 21 July 2016, a second supplemental letter dated 22 May 2017 and a third supplemental letter dated 29 June 2017 (the Third Supplemental Letter) (the Facilities Agreement) made between (1) Golar Partners Operating LLC as Borrower (the Borrower), (2) Golar LNG Partners L.P. as Parent (the Parent), (3) the entities listed in Schedule 1 thereto as Guarantors, (4) Citigroup Global Markets Limited, DNB (UK) Limited, Danske Bank A/S and Nordea Bank AB (publ), filial i Norge as Mandated Lead Arrangers, (5) the financial institutions listed in Schedule 1 thereto as Lenders (the Lenders), (6) the financial institutions listed in Schedule 1 thereto as Hedging Providers, (7) Citigroup Global Markets Limited as Global Co-ordinator, (8) Citigroup Global Markets Limited, DNB (UK) Limited, Danske Bank A/S and Nordea Bank AB (publ), filial i Norge as Bookrunners, (9) Nordea Bank AB (publ), filial i Norge as Agent (the Agent), (10) Nordea Bank AB (publ), filial i Norge as Security Agent and (11) Citigroup Global Markets Limited as Hedging Co-ordinator, pursuant to which the Lenders agreed to make available to the Borrower a senior secured amortising term loan and revolving credit facility of up to $800,000,000.

2.
We refer also to the consent request letter dated 30 October 2017 (the Consent Request Letter) requesting, inter alia, the approval of the Agent (a) on behalf of the Lenders in accordance with clause 22.7 of the Facilities Agreement to enter into a time charter in respect of Ship A (being m.v. “Golar Freeze”) (the NFE Time Charter) with NFE Transport Partners LLC (NFE) in the form previously provided to the Lenders, (b) to suspend the requirements set out in clause 3 of the Third Supplemental Letter with effect from the date the Agent is satisfied that the conditions set out in clause 4 have been satisfied and (c) to release the Cash Collateral (as defined in the Third Supplemental Letter) on or about such date.

3.
In order to incentivise the Lenders to provide the consents requested in the Consent Request Letter and in paragraph 2 of this Letter, you have advised that you are willing to undertake to put in place the following arrangements with respect to the provision of additional security:

(a)
the Borrower shall procure that by no later than 31 October 2018 the Charterer Parent Company Guarantee and the Charterer Supplemental Parent Company Guarantee (each as described in clause 1.1 of the NFE Charter) are issued (the NFE Guarantees) and either (i) the NFE Time Charter shall have been novated by the Borrower in favour of the Owner or the Bareboat Charterer in respect of Ship A which shall have issued notices of assignment relative to the NFE Time Charter and the NFE Guarantees pursuant to the Assignment Deed in respect of Ship A dated 23 May 2016, which notices of assignment shall have been duly acknowledged by NFE and the Charterer’s Guarantor and the Charterer’s Supplemental Guarantor (each as described in clause 1.1 of the NFE Charter) substantially in the form required by such Assignment Deed or (ii) if the NFE Charter has not been so novated, the Borrower shall have executed in favour of the Security Agent a deed of assignment in substantially the same form as the Assignment Deed in respect of Ship A dated 23 May 2016 and notices of assignment relative to the NFE Time Charter and the NFE Guarantees which notices shall have been duly acknowledged by NFE and the Charterer’s Guarantor and the Charterer’s Supplemental Guarantor substantially in the form required by such deed of assignment;

(b)
the Borrower shall procure that if delivery and acceptance of Ship A under the NFE Time Charter 31 March 2019 and receipt of the first payment of charterhire thereunder has not taken place within 35 days of 31 March 2019, the provisions of paragraph 3(a) of the Third Supplemental Letter shall immediately be reinstated and the Borrower shall on 31 March 2019 or May 5 2019 deposit in the Blocked Account (as defined in the Third Supplemental Letter) such amounts as would have been required to be paid to the Blocked Account by such date in accordance with paragraph 3(a) of the Third Supplemental Letter taking into account any releases from the Blocked Account which would have been permitted by such date (such net amounts deposited in the Blocked Account shall then be deemed to be “Cash Collateral” for the purposes of the Third Supplemental Letter), which Cash Collateral may thereafter only be released in the amounts and on the Repayment Dates specified in clause 3 of the Third Supplemental Letter or as provided for under paragraph 3(c) of the Third Supplemental Letter unless all of the Lenders agree otherwise or until Ship A has been accepted under the NFE Time Charter and the first payment has been received which must be by no later than 30 October 2019;

(c)
the Borrower shall procure that if at any time prior to the Repayment Date falling in February 2020 the NFE Time Charter is cancelled or rescinded or (except as a result of it being a Total Loss) frustrated or Ship A is withdrawn from service under the NFE Time Charter before the time the NFE Time Charter was scheduled to expire and is not returned to service within 30 days, the provisions of paragraph 3 of the Third Supplemental Letter shall immediately be reinstated and the Borrower shall, within ten days of the date upon which the Borrower became aware of the cancellation or rescission or frustration (as applicable) of the NFE Time Charter or that Ship A has been withdrawn from service under the NFE Time Charter and has not been returned to service within 30 days (the Termination Date), deposit in the Blocked Account (as defined in the Third Supplemental Letter) such amounts as would have been required to be paid to the Blocked Account by the Termination Date in accordance with paragraph 3(a) of the Third Supplemental Letter taking into account any releases from the Blocked Account which would have been permitted by the Termination Date (such net amounts deposited in the Blocked Account shall then be deemed to be "Cash Collateral" for the purposes of the Third Supplemental Letter), which Cash Collateral may thereafter only be released in the amounts and on the Repayment Dates specified in clause 3 of the Third Supplemental Letter or as provided for under paragraph 3(c) of the Third Supplemental Letter unless all of the Lenders and the Borrower agree otherwise;

(d)
the Borrower shall procure that any letter of credit or performance guarantee issued in accordance with clauses 38.4 and 39.3 of the NFE Time Charter shall be capable of being assigned in favour of the Security Agent and shall otherwise be in a form acceptable to the Majority Lenders (such acceptance not to be unreasonably withheld);

(e)
the Borrower shall not agree with NFE a relocation of Ship A pursuant to clause 9 of the NFE Time Charter without the approval of the Majority Lenders (such approval not to be unreasonably withheld); and

(f)
the Borrower shall, and will procure that whichever of the Owner and the Bareboat Charterer of Ship A receives a novation of the NFE Time Charter shall, comply in all respects with clauses 26.1 and 26.2 of the Facilities Agreement mutatis mutandis as if such provisions were written in full herein on the basis that the NFE Time Charter and the NFE Guarantees are each deemed to be Charter Documents in respect of Ship A.

4.
In consideration of the payment of US$10 by the Borrower to the Agent and other such consideration, the receipt and sufficiency of which we hereby confirm, we Nordea Bank AB (publ), filial i Norge, in our capacity as Agent, hereby confirm that, subject to:

(a)	your countersignature of this letter by duly authorised signatories; and

(a)	delivery of such evidence of corporate authority of the Borrower as the Agent may reasonably require, we agree to the requests made in the Consent Request Letter and in paragraph 2 of this Letter and further that, subject to receipt by us of a copy, certified as true and complete copy by an approved person, of the NFE Time Charter duly executed by the Borrower and NFE, we agree to the requests made in paragraphs 2(b) and (c) of this Letter.
5. This letter shall be deemed to be a Finance Document.
6. Words and expressions defined in the Facilities Agreement shall, unless the context otherwise requires or unless defined herein have the same meanings when used in this letter.
7. This letter and any non-contractual obligations connected with it are governed by and construed in accordance with the laws of England.
8. The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this letter or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this letter) (a Dispute). The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and, accordingly, that they shall not argue to the contrary. This paragraph 8 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
Yours faithfully,
/s/ Vivian J. Børseth                     /s/Tove L. Ringvold
(Director)                            (Executive Director)
For and on behalf of
NORDEA BANK AB (PUBL), FILIAL I NORGE
(as Lender, Arranger, Agent and Security Agent for and on behalf of the Finance Parties)

/s/ Jonathan Beasley
For and on behalf of
CITIGROUP GLOBAL MARKETS LIMITED
(as Arranger, Bookrunner, Global Co-ordinator, Hedging Co-ordinator and Hedging Provider)

/s/ Kay Newman                     /s/ Candice Ryan
Authorised Signatory                    Authorised Signatory
For and on behalf of
DNB (UK) LIMITED
(as Lender, Arranger and Bookrunner)

/s/ Torstein S. Kvamme                    /s/ Erlend Angelfoss
Director

For and on behalf of
DANSKE BANK A/S
(as Arranger, Bookrunner and Hedging Provider)

/s/ Jonathan Beasley
For and on behalf of

CITIBANK N.A., LONDON BRANCH
(as Lender)

/s/ Torstein S. Kvamme                    /s/ Erlend Angelfoss
Director

For and on behalf of
DANSKE BANK, NORWEGIAN BRANCH
(as Lender)

/s/ John Römer                        /s/ Dirk Martijnse
Title: Proxy Holder A                    Title: Proxy Holder A
For and on behalf of
DVB BANK AMERICA N.V.
(as Lender and Hedging Provider)

/s/ William Barrand
For and on behalf of
COMMONWEALTH BANK OF AUSTRALIA
(as Lender and Hedging Provider)

/s/ Peder Garmefelt                    /s/ Malcolm Stonehouse
Head of Shipping Finance, London            Client executive
For and on behalf of
SKANDINAVISKA ENSKILDA BANKEN AB (publ)
(as Lender and Hedging Provider)

/s/ Sandrine Bergeroo-Campagne             /s/ Vincent Pascal
(Co-Head of BNPP Shipping & Offshore EMEA)    Managing Director

For and on behalf of
BNP PARIBAS
(as Lender and Hedging Provider)

/s/ Kay Newman                         /s/ Candice Ryan
Authorised Signatory                    Authorised Signatory

For and on behalf of
DNB BANK ASA
(as Hedging Provider)

/s/ Vivian J. Børseth                     /s/Tove L. Ringvold
(Director)                            (Executive Director)
For and on behalf of
NORDEA BANK AB (PUBL)
(as Hedging Provider)

The Borrower
We hereby confirm our agreement to the foregoing and, in particular, the undertakings contained in paragraph 3 above and further confirm that, notwithstanding the agreements contained in this letter, the provisions of the Facilities Agreement and the other Finance Documents continue in full force and effect and our respective obligations and the respective obligations of the Parent and each other Obligor under the Facilities Agreement and each of the other Finance Documents are and shall remain in full force and effect.

/s/ Pernille Noraas
Authorised Signatory
For and on behalf of
GOLAR PARTNERS OPERATING LLC
(as Borrower)

16 January 2018